Exhibit 10.12

TRADEMARK LICENSE

This Trademark License (the “License”) is entered into this 29th day of December, 2000 (the “Effective Date”) between Sun Microsystems, Inc., a Delaware corporation with its principal place of business at 901 San Antonio Road, Palo Alto, California 94303 (“Sun”) and Inprise Corporation, with a principal place of business at 100 Enterprise Way, Scotts Valley, CA 95066 (“Licensee”).

This License is executed concurrently with or subsequent to Licensee’s entering into a Sun Community Source License version 2.5 for Java™ 2 Platform, Micro Edition, Connected Limited Device Configuration (Agreement No. 80615), Sun Community Source License version 2.7 for Java™ 2 Platform, Micro Edition, Mobile Information Device Profile (Agreement No. 80616), and Sun Community Source License version 2.9 for Java™ 2 Platform, Micro Edition, JavaTV Profile (Agreement No. 80617) with Sun (“SCSL”) shall mean the applicable Sun Community Source License for the particular Technology, including such applicable terms from the Software License Agreement No. 80613 between the parties). The terms and conditions of this License shall supersede any inconsistent or conflicting terms and conditions in the SCSL. Capitalized terms not defined herein shall have the meaning specified in the SCSL.

WHEREAS Sun is the owner of all right, title and interest in the Technology Compliance Logo;

WHEREAS Sun wishes to promote and protect the Technology Compliance Logo in connection with the Sun’s Java 2 Platform, Micro Edition, while maintaining compatibility of products incorporating an implementation of Sun’s Java 2 Platform, Micro Edition technology with the specification for that technology;

WHEREAS Licensee wishes to license the Technology Compliance Logo from Sun for use in association with products incorporating an implementation of Sun’s Java 2 Platform, Micro Edition technology;

WHEREAS Licensee has entered into a Sun Community Source License for Java 2 Platform, Micro Edition with Sun, pursuant to which Licensee may have an option to use the Technology Compliance Logo; and

WHEREAS Sun is willing to permit Licensee to use the Technology Compliance Logo under the terms and conditions set forth in this License;

NOW THEREFORE, Sun and Licensee enter into this License on the following terms.

1.0     DEFINITIONS.

1.1     “Technology Compliance Logo(s)” means the particular Sun Trademark(s) specified in Exhibit A hereto to be used by Licensee to indicate that Products implementing a Technology meet the applicable compatibility requirements specified in the SCSL. Sun shall provide Licensee access to the Technology Compliance Logo(s) and instructions for use via Sun’s designated web site upon execution of this License. Sun may revise the Technology Compliance Logo(s) from time to time during the Term.

1.2     “FCS” means first commercial shipment of a production version of a software or hardware product or technology.

1.3     “For Java Tagline” means the words “For Java” and no other Sun Trademarks.

1.4     “Java Authorized Licensee logo” means the Coffee Cup logo with the words “Java Authorized Licensee” which Sun makes available for non-Product use pursuant to the terms of this License. Sun may revise the Java Authorized Licensee logo from time to time during the Term.

1.5     “Java Logo(s)” means collectively the Technology Compliance Logo(s) and Java Authorized Licensee logo.

1.6     “Java Trademark Guidelines” means the graphics standards and usage guidelines provided by Sun together with the then-current Sun Trademark and Logo Usage Requirements (currently located at http://www.sun.com/policies/trademarks), as may be revised by Sun during the Term, and which are incorporated by reference into this License.

1.7     “Product(s)” means Licensee’s product incorporating an executable version of Compliant Covered Code distributed pursuant to the SCSL Commercial Use License and Technology Compatibility Kit license.

1.8     “Sun Trademarks” means Sun’s SUN, JAVA, and JINI trademarks and logos and all SUN, JAVA and JINI based trademarks and logos, including without limitation JAVA, JAVA COMPATIBLE, the Java Compatible logo, JAVA POWERED, the Java Powered logo, the Coffee Cup logo, the For Java Tagline and the Java Logos, whether now in use or adopted in the future.

1.9     “Term” means the term of this License as specified in Section 6.1.

2.0     TRADEMARKS.

2.1     Grant to Licensee. Subject to all restrictions set forth in the SCSL and this License, Sun grants to Licensee a worldwide, non-exclusive, non-transferable, license to:

          a. Technology Compliance Logo(s): use the Technology Compliance Logo(s) only in connection with the marketing, advertising, distribution and/or sale of each Product that fully meets the requirements of Section 2.6 below;

          b. Java Authorized Licensee logo: use the Java Authorized Licensee logo on marketing material, trade show material and collateral, whether or not in connection with a specific Licensee Product, to advertise that Licensee is a current SCSL licensee provided that the Java Authorized Licensee logo may not be used on any Product (including media or electronic versions), Product packaging or Product documentation or other items that accompany Licensee’s shipping containers;

          c. For Java Tagline: use the For Java Tagline in conjunction with, and immediately following, the name(s) of each Product that fully meets the requirements of Section 2.6 below; and

          d. No Other Rights: Licensee is granted no other right, title or interest in or license to the Java Logo(s), the For Java Tagline, or any other Sun Trademark for any purpose, and is specifically granted no right to sublicense the Java Logo(s), the For Java Tagline, or any other Sun Trademarks.

          e. No Limitation on Use. Subject only to the rights specifically granted to Licensee hereunder, nothing contained in the License shall be construed to limit or restrict, in any way or manner any right of Sun to encumber, transfer, license, access, reference or practice any Sun Trademark in any way for any purpose or use, including without limitation, Sun’s use, licensing and/or registration of Sun Trademarks anywhere in the world for any purpose.

          f. Amendment/Replacement of Java Logo(s). Sun reserves the right to amend the Technology Compliance Logo(s) and/or the Java Authorized Licensee logo or to replace them with different logos. Upon Notice from Sun, Licensee shall cease use of the amended or replaced Java Logo(s) as quickly as reasonably possible on Product and all material associated with Product. In addition, Licensee shall not affix the amended or replaced Java Logo(s) to new Product not yet being manufactured, or to materials associated with such new Product, but instead shall use the replacement/amended logo(s) supplied by Sun.

2.2     Territory Reduction. Sun may modify the license grant specified in Section 2.1 above to eliminate any jurisdiction from this License if Sun reasonably determines that use or continued use of the Java Logo(s) in such jurisdiction may subject Sun or any third party to legal liability, or may jeopardize Sun’s rights in the Java Logo(s) or any other Sun Trademark in that or any other jurisdiction. In such event, as quickly as possible but in no event later than sixty (60) calendar days after receipt of Notice from Sun, or such earlier date as required by court or judicial order, Licensee shall cease all use of the Java Logo(s) in such jurisdiction.

2.3     Recordal Notice. Licensee shall use commercially reasonable efforts to provide Sun with written notice prior to shipping any Product into or using a Java Logo in one of the following countries: Israel, South Korea, Liberia, the People’s Republic of China and the Republic of China (Taiwan); but in no event later than twenty days after actual shipment of the Product into such countries. Sun may amend this list of countries at any time by written notice to Licensee.

2.4     Ownership of Sun Trademarks. As between Sun and Licensee, Licensee acknowledges and agrees that Sun is the sole owner worldwide of all right, title and interest in and to the Sun Trademarks and all goodwill associated with the Sun Trademarks, for use on and in connection with computer hardware, software, peripherals, technologies, services and other related goods and services. Licensee shall not (a) challenge Sun’s ownership or use of Sun Trademarks; (b) attempt to register any Sun Trademarks, or any mark or logo substantially similar thereto; (c) remove, alter, or add to any Sun Trademarks; (d) co-brand or co-logo its products with any Sun Trademarks; or (e) incorporate any Sun Trademarks into Licensee’s trademarks, product names, service marks, company names, domain names, or any other similar designations. If at any time, Licensee acquires any rights in, or trademark registrations or applications for, the Java Logo(s) or any other Sun Trademarks by operation of law or otherwise in any jurisdiction, Licensee will immediately upon request by Sun and at no expense to Sun, assign such rights, registrations, or applications to Sun, along with any and all associated goodwill. Licensee’s use of the Java Logo(s) and/or the For Java Tagline inures solely to Sun’s benefit.

2.5     Further Assurances. Licensee shall assist Sun to the extent reasonably necessary to protect and maintain the Java Logo(s) worldwide, including, but not limited to, giving prompt notice to Sun of any known or potential infringement of the Java Logo(s), gathering and submitting evidence of use of the Java Logo(s), and cooperating with Sun in preparing and executing any documents necessary to register the Java Logo(s) or to record this trademark license, or any other document concerning the license grant, as may be required by the laws or rules of any country or jurisdiction. In its sole discretion, Sun may commence, prosecute or defend any action or claim concerning the Java Logo(s). Sun shall have the right to control any such litigation, and Licensee shall fully cooperate with Sun in any such litigation, including the satisfaction of procedural requirements necessary to bring such litigation in a particular country or jurisdiction. Sun shall reimburse Licensee for the reasonable costs associated with providing such assistance, except to the extent that any such costs result from Licensee’s breach of this License. Licensee shall not commence any action regarding the Java Logo(s), without Sun’s prior written consent which Sun may withhold in its sole discretion.

2.6     Quality Requirements.

          a. Certification and Audit. Licensee must use the Technology Compliance Logo in accordance with the terms of the SCSL. This License applies only to versions of Products that have successfully completed the compatibility testing in accordance with the TCK as defined in the SCSL, and which otherwise fully comply with all other compatibility requirements of the SCSL, including without limitation any required audit of test results.

          b. At least thirty (30) days prior to Licensee’s distribution of the first copy of each release of a Product bearing the Technology Compliance Logo(s), Licensee shall provide written Notice to Sun confirming that such Product has successfully completed the compatibility testing in accordance with the TCK as defined in the SCSL and otherwise fully complies with all other compatibility requirements of the SCSL. Licensee shall keep written records of such compatibility testing including without limitation results of such compatibility testing, for the term of this License plus two (2) years thereafter, and make such records available to Sun promptly upon written request.

          c. Upon thirty (30) days written notice by Sun no more than two (2) times per calendar year, Licensee shall permit Sun or its authorized representative to inspect and test any Product with which the Technology Compliance Logo is used to ensure that such Product meets the compatibility requirements of the SCSL.

          d. Licensee shall give prompt Notice to Sun of any complaint or other indication by any customer or other third party that any Product bearing the Technology Compliance Logo may not meet the compatibility requirements of the SCSL or any other requirement of the SCSL or this License.

          e. Reputation and Industry Standards. In addition to the other quality requirements set forth in this Section 2.6, Licensee shall maintain the quality of the Product on or in connection with which it uses the Java Logo(s) in a manner consistent with all terms, conditions and requirements set forth in this License and at a level that meets or exceeds Licensee’s overall reputation for quality and that is at least commensurate with industry standards. All Product shall comply with all local and government regulations and requirements of the country or jurisdiction into which such Product is sold.

2.7     Java Logo Usage, Location and Attribution.

          a. Licensee must use the Java Logo(s) only in the exact form of approved camera-ready artwork or electronic artwork received from Sun or Sun’s designee.

          b. Licensee’s use of the Java Logos and all other Sun Trademarks shall comply with the then current Java Trademark Guidelines, which Sun may modify from time to time.

          c. Wherever Licensee displays a Java Logo, it must also display its own corporate name and logo, and shall display the Java Logo (i) in a size and style less prominent than, and separately from any of, Licensee’s own names, marks or logos, (ii) separately from any other name, mark or logo, (iii) accompanied by a ™ symbol, and (iv) when using the Technology Compliance Logo, in such a manner that it is clear that the Technology Compliance Logo refers only to the specific Product which has met the compatibility requirements of the SCSL and not any other product of Licensee or any third party. Specifically, when the Product with which the Technology Compliance Logo is used is bundled with other Licensee or third-party products that do not meet the compatibility requirements of the SCSL, Licensee shall always display the Technology Compliance Logo in such a manner that it is clear, in Sun’s sole discretion, that the Technology Compliance Logo refers only to Product (that has met the compatibility requirements) and not to any product in the bundle which has not met the compatibility requirements.

          d. Licensee may display the Technology Compliance Logo(s): (i) for tangible Product media: on external Product packaging, on the accompanying documentation and the media containing the Product (disk, CD-ROM, tape, etc.); (ii) for on-line versions of the Product: on web pages featuring information about the Product in GIF images that point to the current Sun page on Java Technologies (http://java.sun.com) via hypertext link; (iii) for both tangible media and on-line versions of the Product, on splash screens appearing upon launch of the Product and in general Product information screens (e.g., “About”, “Help”, “Info”); (iv) on tangible marketing collateral featuring the Product, including advertisements and datasheets. Licensee may display the Technology Compliance Logo(s) on the external casing of Licensee’s device incorporating the Product provided that the default virtual machine in such device must be the Product virtual machine that meets all of the compatibility requirements of the SCSL.

          e. Licensee may begin use of the Technology Compliance Logo(s) in advance of FCS of a Licensee Product to begin production packaging and preparation, however Licensee may not distribute Product with the Technology Compliance Logo(s) without otherwise complying with the terms of this License, including but not limited to, the quality requirements set forth in Section 2.6 above.

          f. Licensee shall legibly display the following trademark legend on all materials in or on which Licensee displays the Java Logo(s) and/or the For Java Tagline:

          “Java and all Java-based trademarks and logos are trademarks or registered trademarks of Sun Microsystems, Inc. in the U.S. and other countries.”

          Where space on such materials does not permit the foregoing to be legibly reproduced, the following trademark legend shall be legibly displayed:

          “Java is a trademark of Sun Microsystems, Inc.”

          g. Upon written Notice by Sun, Licensee shall, within thirty (30) calendar days, rectify any non-compliance of the Product and associated materials with the requirements in this Section 2.7 and give Notice to Sun of the specific modifications or steps taken to ensure compliance.

3.0     DISCLAIMER OF WARRANTY. Sun licenses the Java Logo(s) to Licensee on an “AS IS” basis. SUN MAKES NO WARRANTIES OF ANY KIND RESPECTING THE JAVA LOGO(S), INCLUDING THE VALIDITY OF SUN’S RIGHTS IN THE JAVA LOGO(S) IN ANY COUNTRY OR JURISDICTION, AND ALL REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THE JAVA LOGO(S) ARE HEREBY DISCLAIMED.

4.0     LIMITED INDEMNITY.

4.1     In the event Licensee receives a claim of infringement with respect to the Java Logo(s) in any country or jurisdiction, Sun shall at its election, and as Licensee’s sole and exclusive remedy, either: (i) release Licensee from further obligation to include the Technology Compliance Logo on Products distributed in such country or jurisdiction until such claim is satisfactorily resolved, and/or (ii) provided Licensee is not in breach of this License, defend and indemnify Licensee with respect to such claim and pay all damages awarded by a court of competent jurisdiction, or such settlement amount negotiated by Sun, attributable to such claim, provided that Licensee: (a) provides notice of the claim promptly to Sun; (b) gives Sun sole control of the defense and settlement of the claim; (c) provides to Sun, at Sun’s expense, all available information, assistance and authority to defend; and (d) has not compromised or settled such proceeding without Sun’s prior written consent.

4.2     THIS SECTION 4 STATES THE ENTIRE LIABILITY OF SUN WITH RESPECT TO INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS RELATED TO THE JAVA LOGO(S). SUN SHALL HAVE NO OTHER LIABILITY WITH RESPECT TO INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY AS A RESULT OF USE, LICENSE, OR DISTRIBUTION OF PRODUCTS OR JAVA LOGO(S).

5.0     LIMITATION OF LIABILITY. Except for the express undertaking to indemnify provided in Section 4 and/or breach of Sections 2.4, 2.6, or 2.7:

a. Each party’s liability to the other for claims relating to this License, whether for breach or in tort, shall be limited to the license fees paid by Licensee under the SCSL.

b. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS LICENSE (INCLUDING LOSS OF PROFITS, USE, DATA, OR OTHER ECONOMIC ADVANTAGE), NO MATTER WHAT THEORY OF LIABILITY, EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR PROBABILITY OF SUCH DAMAGES. FURTHER, LIABILITY FOR SUCH DAMAGE SHALL BE EXCLUDED, EVEN IF THE EXCLUSIVE REMEDIES PROVIDED FOR IN THIS LICENSE FAIL OF THEIR ESSENTIAL PURPOSE. The provisions of this Section 5.0 allocate the risks under this License between Sun and Licensee and the parties have relied upon the limitations set forth herein in determining whether to enter into this License.

6.0     TERM AND TERMINATION.

6.1     Term. This License shall begin on the Effective Date and continue until Licensee is no longer authorized to distribute Products pursuant to the SCSL, unless earlier terminated. In addition to termination resulting from termination of the SCSL, termination is permitted either for breach of this License or the SCSL (a) upon thirty (30) days written notice to the other party and an opportunity to cure within such thirty (30) day period, or (b) immediately upon notice if such breach, by its nature, cannot be remedied.

6.2     Obligations Upon Termination. Upon termination of this License, Licensee shall promptly cease use, display and distribution of all Products and materials containing the Java Logo(s) and/or the For Java Tagline. All rights and licenses granted to Licensee shall terminate upon such termination.

6.3     No Liability for Expiration or Lawful Termination. Neither party shall have the right to recover damages or to indemnification of any nature, whether by way of lost profits, expenditures for promotion, payment for goodwill or otherwise made in connection with the business contemplated by this License, due to the expiration or permitted or lawful termination of this License. EACH PARTY WAIVES AND RELEASES THE OTHER FROM ANY CLAIM TO COMPENSATION OR INDEMNITY FOR TERMINATION OF THE BUSINESS RELATIONSHIP UNLESS TERMINATION IS IN MATERIAL BREACH OF THIS LICENSE.

6.4     No Waiver. The failure of either party to enforce any provision of this License shall not be deemed a waiver of that provision. The rights of Sun under this Section 6.0 are in addition to any other rights and remedies permitted by law or under this License.

6.5     Survival. The parties’ rights and obligations under Sections 2.4, 2.5, 2.6(b), 3.0, 4.0, 5.0, 6.2, 6.3, 6.4, 6.5, 6.6 and 7.0 shall survive termination of this License.

6.6     Irreparable Harm. Notwithstanding the limitation of liability set forth in Section 5.0 above, Licensee agrees that a material breach of Section 2.0, 6.2 or 7.6 is likely to cause irreparable harm to Sun, the extent of which would be difficult to ascertain and for which damages would not be an adequate remedy. Therefore, in addition to its rights and remedies otherwise available at law, including, without limitation, the recovery of damages for breach of this License, Sun shall be entitled to (a) immediate equitable relief, specifically including, but not limited to, both interim and permanent restraining orders and injunctions, and (b) to such other and further equitable relief as the court may deem proper under the circumstances.

7.0     MISCELLANEOUS.

7.1     Notices. All written notices required by this License must be delivered in person or by means evidenced by a delivery receipt and will be effective upon receipt by the persons at the addresses specified below.

Sun	Licensee

Sun Microsystems, Inc.	Inprise Corporation
901 San Antonio Road	100 Enterprise Way
Palo Alto, California 94303	Scotts Valley, CA 95066
Attn.: Software Vice President, Sales	Attn.: VP & GM Java Products Group
cc: Software Group Legal Department	cc: Borland General Counsel
cc: Trademarks & Brands Legal Dept

7.2     Partial Invalidity. If any of the above provisions are held to be in violation of applicable law, void, or unenforceable in any jurisdiction, then such provisions are herewith waived or amended to the extent necessary for the License to be otherwise enforceable in such jurisdiction. However, if in Sun’s opinion deletion or amendment of any provisions of the License by operation of this paragraph unreasonably compromises the rights or increase the liabilities of Sun or its licensors, Sun reserves the right to terminate the License.

7.3     Language. This License is in the English language only, which language shall be controlling in all respects, and all versions of this License in any other language shall be for accommodation only and shall not be binding on the parties to this License. All communications and notices made or given pursuant to this License, and all documentation and support to be provided, unless otherwise noted, shall be in the English language.

7.4     Governing Law. This License is made under and shall be governed by and construed under the laws of the State of California, regardless of its choice of laws provisions.

7.5     Disclaimer of Agency. The relationship created hereby is that of licensor and licensee and the parties hereby acknowledge and agree that nothing herein shall be deemed to constitute Licensee as a franchisee of Sun. Licensee hereby waives the benefit of any state or federal statutes dealing with the establishment and regulation of franchises.

7.6     Assignment and Change in Control. This License may not be assigned or transferred by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except that Sun may assign or transfer this License to a majority-owned subsidiary.

7.7     Construction. This License has been negotiated by Sun and Licensee and by their respective counsel. This License will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either party.

7.8     Force Majeure. Neither party shall be liable to the other party for non-performance of this License, if the non-performance is caused by events or conditions beyond that party’s control and the party gives prompt notice under Section 7.1 and makes all reasonable efforts to perform.

7.9     Section References. Any reference contained herein to a section of this License shall be meant to refer to all subsections of the section.

7.10    No Modification. Licensee represents and warrants that it has not modified the terms of this License as provided by Sun in any way, and is signing the version of this License available from Sun on the date Licensee has signed below.

7.11    Complete Understanding. This License constitutes and expresses the final, complete and exclusive agreement and understanding between the parties with respect to the Java Logo(s) and the For Java Tagline and supersedes all previous communications, representations or agreements, whether written or oral, with respect thereto. This License may not be modified, amended, rescinded, canceled or waived, in whole or part, except by a written instrument signed by the parties.

IN WITNESS WHEREOF, the parties have caused this License to be executed by their duly authorized representatives.

Sun:		Licensee:

By:	/s/ Sheila R. Kerr	By:	/s/ Keith E. Gottfried
(for Neal Civjan)

Name:	Sheila R. Kerr	Name:	Keith E. Gottfried

(Print or Type)			(Print or Type)
Senior Vice President, General
Title:	Manager, Sales OPS	Title:	Counsel & Corporate Secretary

Date:	12/29/00	Date:	12/29/00

Exhibit A
Current Technology Compliance Logo(s)

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